CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-194551, 333-194553, and 333-194552) and S-3D (No. 333-196296) of ZAIS Financial Corp and its subsidiaries of our report dated March 16, 2015 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 16, 2015